Exhibit 99.1

Contacts for WorldSpace:	Contacts for Class Editori:

Judith Pryor	Gian Marco Giura
WORLDSPACE	CLASS EDITORI
301-960-1242	+39-0258219395
jpryor@worldspace.com	gmgiura@class.it

Leslie Tullio

Brodeur

202-775-2672

ltullio@brodeur.com

FOR IMMEDIATE RELEASE

WORLDSPACE® RECEIVES APPROVAL FOR SATELLITE RADIO SERVICE IN ITALY

Forms Partnership with New Satellite Radio S.r.l. to Launch Europe’s First

Satellite Radio Service; Plans to Deliver 50 Channels of Diversified Content

SILVER SPRING, Md., USA, May 8, 2006—WORLDSPACE® Satellite Radio, (NASDAQ: WRSP), one of the world leaders in satellite-based digital radio services, today announced that WorldSpace Italia S.p.A. has received approval from the Italian Ministry of Communications to launch a subscription satellite radio service in Italy.

With this authorization, the Ministry has granted WorldSpace Italia the right to provide a subscription-based satellite radio and data service to consumers in Italy, and to use the frequency band 1479.5-1492 MHz for the operation of the corresponding hybrid satellite/terrestrial network.

WorldSpace Italia S.p.A. is a majority-owned subsidiary of WORLDSPACE’s European holding company, Viatis Satellite Radio. WorldSpace Italia’s other partner is New Satellite Radio S.r.l., an Italian company whose primary shareholder is Class Editori S.p.A., a leading Italian financial, media and broadcast corporation based in Milan. New Satellite Radio, which holds a 35 percent interest in WorldSpace Italia, has been instrumental in obtaining the Italian regulatory authorization and is expected to play an integral role in operational execution of the service in Italy, including distribution arrangements, such as OEM partnerships, content supply and acquisition, and marketing.

WorldSpace Italia anticipates launching Europe’s first satellite digital radio and data service to portable and vehicular devices in 2007, using one satellite already in orbit, and a terrestrial gap-filler network to be rolled out in all major cities throughout Italy. The company intends to start rolling out this complementary network as soon as its installation plan, currently under finalization, is approved by the Ministry. At the service’s maturity, subscribers in Italy will have access to approximately 50 channels of diversified sports, talk, and commercial-free music programming.

“We are very pleased to receive these authorizations from the Italian Ministry of Communications for the launch of our service,” said Noah Samara, Chairman and CEO of WorldSpace, Inc. “We look forward to working closely with our partner, New Satellite Radio S.r.l., to implement our service and establish a new generation of WorldSpace subscribers across Italy. Italy is an attractive market for us. Our research shows it to be one of the two top markets for satellite radio in Europe. WorldSpace is the sole player using the only harmonized 12.5 MHz spectrum for satellite radio in Europe. We continue to believe that the market for mobile satellite radio service in Europe is larger than that of the United States, where XM and Sirius have been hugely successful. Our strategy has been to roll out a European service on a sequential, country-by-country basis. Our goal was to obtain our first terrestrial authorization in one country in 2006. We have accomplished this in Italy, which we consider to be the best near-term market for a mobile satellite radio service. We will continue to seek similar approvals in the rest of Europe to achieve our goal of a pan-European satellite radio service.”

“We welcome the opportunity to partner with WorldSpace at this exciting time for satellite radio in Italy,” said Luca Panerai, CEO and director of New Satellite Radio S.r.L. and board member of Class Editori S.p.A. “We are confident that coupling Class Editori’s extensive Italian media experience and broadcast capabilities with WorldSpace’s technology and unique platform offerings will provide a first-of-its kind listener experience in Italy. We are very proud that Italy, due to the effectiveness and sensibility to technology innovation of the management of the Italian Ministry of Communications and Communications Authority, is the first country in Europe to authorize the revolutionary satellite radio service which already counts more than 10 million subscribers in the U.S. The authorization also paves the way for the Italian car manufacturing industry to be the first in Europe to provide digital satellite radio service.”

Italy’s population is more than 58 million, nearly two-thirds of whom are within the target age demographic for satellite radio service. There are 33 million registered automobiles in Italy, and more than two million new cars are sold annually. Automobiles are an essential part of the Italian lifestyle and represent an important component of discretionary income expenses, with the average Italian car owner spending, according to Automotive Industries, in excess of $5,500 per year on his vehicle for ownership and maintenance.

WorldSpace expects to release its results for the first quarter of 2006 (January 1 – March 31, 2006) after the close of the market on Tuesday, May 9, 2006.

About Class Editori S.p.A. Class Editori is Italy’s leading publisher of financial information, lifestyle and luxury market publications. Founded in 1986 by Paolo Panerai, it has grown over the years, exploiting the possibilities offered by new technology, and is now a multimedia company distributing information via every means of communication. Its activities embrace daily newspapers and periodicals (MF/Milano Finanza, Class, Gentleman, Luna...), digital and interactive television (Cfn/Cnbc, TV Banking), Internet (MF Trading, www.milanofinanza.it...), radio (Radio Classica), wire agencies (PMF e Dj-Mf Tech Market News, MF-DowJonesNews), and satellite news broadcasts (MF Sat). Amongst the latest innovations is the provision of information for those working in the sectors of economics (Class Professionale) and finance (Milano Finanza Intelligence Unit). Class Editori shares (Symbol: CLE) have been traded in the Milan Stock Exchange since November 1998.

About Worldspace, Inc.

WORLDSPACE® (NASDAQ: WRSP) is the world’s only global media and entertainment company positioned to offer a satellite radio experience to consumers in more than 130 countries with five billion people, driving 300 million cars. WORLDSPACE delivers the latest tunes, trends and information from around the world and around the corner. WORLDSPACE subscribers benefit from a unique combination of local programming, original WORLDSPACE content and content from leading brands around the globe including the BBC, CNN, Virgin Radio UK, NDTV and RFI. WORLDSPACE’s satellites cover two-thirds of the globe with six beams. Each beam is capable of delivering up to 80 channels of high quality digital audio and multimedia programming directly to WORLDSPACE Satellite Radios anytime and virtually anywhere in its coverage areas. WORLDSPACE is a pioneer of satellite-based digital radio services (DARS) and was instrumental in the development of the technology infrastructure used today by XM Satellite Radio. For more information, visit www.WORLDSPACE.com.

Forward-looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Such forward-looking statements may be affected by inaccurate assumptions or by known or unknown risks or uncertainties. Actual results may vary materially from those expressed or implied by the statements herein. Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.